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AMD NEWS RELEASE

CONTACT:
John Greenagel
Corporate Communications
(408) 749-3310



              AMD EXPECTS SMALL OPERATING LOSS FOR THIRD QUARTER



  SUNNYVALE, CA-SEPTEMBER 3, 1997-AMD announced today that it expects to report a small operating loss for the quarter ending September 28, 1997.


  "In the face of strong demand for AMD-K6(TM) MMX(TM) Enhanced Processors, we are ramping Fab 25 as rapidly as possible on current 0.35-micron technology while preparing for the migration to 0.25-micron technology, where pre-production has already commenced," said W.J. Sanders III, chairman and chief executive officer. "In the current quarter we expect to produce slightly more than 1 million AMD-K6 units -- approximately three times the 350,000 units shipped in the second quarter. This is at the low end of the production range projected at the beginning of the quarter. Unit output at this level will not provide sufficient revenues to offset the significant costs associated with ramping a product with the complexity of the AMD-K6 processor. The profits from our non-microprocessor businesses will not be sufficient to offset this deficit.

  "Current production of AMD-K6 processors is approaching 150,000 units per week. We plan total fourth-quarter production of approximately 2 million units, or double that of the current quarter," Mr. Sanders continued. "We have begun sampling AMD-K6 processors at speeds of 266 megahertz on 0.25-micron technology. We have demonstrated even higher-speed AMD-K6 processors.

  "Customer acceptance of the AMD-K6 MMX Enhanced Processor has been outstanding. Eight of the world's top 20 personal computer manufacturers - including Acer, Digital, IBM, Fujitsu/ICL, Peacock, Siemens Nixdorf, Trigem, and Vobis - have announced products powered by AMD-K6 processors.

  "With substantially higher AMD-K6 processor shipments next quarter, we expect a return to profitability," Mr. Sanders concluded.

Cautionary Statement-

  This press release contains forward-looking statements about management's expectations of future performance. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from current expectations.

  The forward-looking statements about operating profitability and the
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AMD-K6 MMX enhanced processor involve risks and uncertainties that the company's production ramp will fall short of expectations, that customer demand for the product will be less than available production capacity, that new wafer fabrication process technologies will not be developed as rapidly as customers need or demand, and that economic conditions will change and affect demand for microprocessors and other integrated circuits. Investors are urged to consult the risks and uncertainties detailed in the company's reports filed with the Securities and Exchange Commission, including the company's 10Q for the quarter ended June 29, 1997.

AMD is a registered trademark, and AMD K-6 is a trademark of Advanced Micro Devices, Inc.

MMX is a trademark of Intel Corporation.